This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated December 10, 1998 and the related Letter of Transmittal, and is being made to all holders of Shares. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Warburg Dillon Read LLC or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
            (Including the Associated Common Stock Purchase Rights)
                                      and
               Series A Convertible Exchangeable Preferred Stock
                                       of

                           The Interlake Corporation

                                       at

                      $7.25 Net Per Share of Common Stock

                                      and

  $1,980.87 Net Per Share of Series A Convertible Exchangeable Preferred Stock

                                       by

                      GKN North America Manufacturing Inc.
                          a Wholly Owned Subsidiary of
                         GKN North America Incorporated

     GKN North America Manufacturing Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of GKN North America Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all of the issued and outstanding shares of Common Stock, par value $1.00 per share (the "Common Shares") (including the associated Common Share purchase rights (the "Rights") issued pursuant to that certain Rights Agreement dated as of January 26, 1989 between the Company and The First National Bank of Chicago, as Rights Agent, as amended (the "Rights Agreement")), of The Interlake Corporation, a Delaware corporation (the "Company"), at a price per Common Share of $7.25 (the "Common Share Offer Price"), net to the seller in cash, and all of the outstanding shares of Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share, of the Company (the "Series A Shares" and, together with the Common Shares, the "Shares"), at a price per Series A Share of $1,980.87 (the "Series A Share Offer Price" and, together with the Common Share Offer Price, the "Offer Prices"), net to the seller in cash, in each case, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

            TIME, ON JANUARY 8, 1999, UNLESS THE OFFER IS EXTENDED.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Common Shares and Series A Shares that (after giving effect to the conversion of all Series A Shares to Common Shares) represent at least two-thirds (66 2/3%) of the outstanding Common Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) (the "Minimum Condition") and (2) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. See Section 14 of the Offer to Purchase, which sets forth a description of the conditions to the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 5, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, that, subject to the satisfaction of the conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Parent and an indirect wholly owned subsidiary of GKN plc. At the effective time of the Merger (the "Effective Time"), (a) each Common Share and each share of Nonvoting Common Stock, par value $1.00 per share, of the Company (the "Nonvoting Common Shares") issued and outstanding immediately prior to the Effective Time (other than any Common Shares and Nonvoting Common Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or any wholly owned subsidiary of the Company and other than Common Shares and Nonvoting Common Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be cancelled and converted automatically into the right to receive $7.25 in cash, without interest, less any withholding taxes, and (b) each Series A Share issued and outstanding immediately prior to the Effective Time (other than any Series A Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or any wholly owned subsidiary of the Company and other than Series A Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware
Law) will be cancelled and converted automatically into the right to receive $1,980.87 in cash, without interest, less any withholding taxes.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     FIRST CHICAGO EQUITY CORPORATION, THE HOLDER OF 31,500 SERIES A SHARES, CONVERTIBLE INTO COMMON SHARES REPRESENTING APPROXIMATELY 24% OF THE OUTSTANDING COMMON SHARES OF THE COMPANY ON A FULLY DILUTED BASIS (NOT TAKING INTO ACCOUNT THE RIGHTS), HAS CONSENTED TO THE OFFER AND THE MERGER AND HAS ADVISED GKN PLC THAT IT INTENDS TO TENDER ALL OF ITS SERIES A SHARES IN THE OFFER.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) pursuant to the procedure set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required under the Letter of Transmittal.

     The Purchaser expressly reserves the right (subject to the terms and conditions of the Merger Agreement), from time to time, to extend the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary, for the shortest time periods that Parent reasonably believes are necessary until consummation of the Offer. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined in Section 1 of the Offer to Purchase). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its, his or her Shares. In addition, the Purchaser shall be permitted to extend the Offer for an aggregate period of up to ten business days beyond the latest expiration date if, as of such date, all of the conditions set forth in the Merger Agreement are satisfied or waived by Parent, but the number of Common Shares validly tendered and not withdrawn pursuant to the Offer equals 80% or more but less than 90%, of the then outstanding Common Shares on a fully diluted basis (not taking into account the Rights).

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on January 8, 1999 (or the latest time and date at which the Offer, if extended by the Purchaser, shall expire) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 7, 1999. For the withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                                [MACKENZIE LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                                       or

                         Call Toll Free (800) 322-2885


                      The Dealer Manager for the Offer is:
                            WARBURG DILLON READ LLC
                                299 Park Avenue
                               New York, NY 10171
                                 (212) 821-2873

December 10, 1998